                                                                     Exhibit 3.3


                                                                        [6/3/03]


                                    FORM OF
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          MINDSPEED TECHNOLOGIES, INC.

             ------------------------------------------------------

                Pursuant to Sections 242 and 245 of the General
                    Corporation Law of the State of Delaware

             ------------------------------------------------------

            MINDSPEED TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is Mindspeed Technologies, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 30, 2001.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended in its entirety and restated and integrated into a single instrument to read in full as set forth in the Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A and made a part hereof.


FOURTH: The Restated Certificate of Incorporation of the Corporation shall become effective at 8:30 a.m., Eastern Daylight Time, on June 6, 2003.


FIFTH: The Restated Certificate of Incorporation of the Corporation was proposed by the Board of Directors of the Corporation and was duly adopted in accordance with Section 228 of the General Corporation Law of the State of Delaware by the sole shareholder of the Corporation in the manner prescribed by Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: The Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, the Corporation has caused this certificate to
be signed by its officer thereunto duly authorized this      day of June, 2003.


                                              MINDSPEED TECHNOLOGIES, INC.



                                              By:
                                                 -------------------------------
                                                 Name:   Raouf Y. Halim
                                                 Title:  Chief Executive Officer

                                                                       Exhibit A

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          MINDSPEED TECHNOLOGIES, INC.

FIRST: The name of the Corporation is

                          Mindspeed Technologies, Inc.

SECOND: The Corporation's registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on, are: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 525,000,000, of which 25,000,000 shares of the par value of $.01 each are to be of a class designated Preferred Stock and 500,000,000 shares of the par value of $.01 each are to be of a class designated Common Stock.


            In this Article Fourth, any reference to a section or paragraph, without further attribution, within a provision relating to a particular class of stock is intended to refer solely to the specified section or paragraph of the other provisions relating to the same class of stock.

COMMON STOCK

            The Common Stock shall have the following voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof:

            1. DIVIDENDS. Whenever the full dividends upon any outstanding Preferred Stock for all past dividend periods shall have been paid and the full dividends thereon for the then current respective dividend periods shall have been paid, or declared and a sum sufficient for the respective payments thereof set apart, the holders of shares of the Common Stock shall be entitled to receive such dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

            2. RIGHTS ON LIQUIDATION. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment or setting apart for payment to the holders of any outstanding Preferred Stock of the full preferential amounts to which such holders are entitled as herein provided or referred to, all of the remaining assets of the Corporation shall belong to and be distributable in equal amounts per share to the holders of the Common Stock. For purposes of this paragraph 2, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding-up of the Corporation.

            3. VOTING. Except as otherwise provided by the laws of the State of Delaware or by this Article Fourth, each share of Common Stock shall entitle the holder thereof to one vote.

PREFERRED STOCK

            The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

            (a) the designation of the series, which may be by distinguishing number, letter or title;

            (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

            (c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

            (d) the dates at which dividends, if any, shall be payable;

            (e) the redemption rights and price or prices, if any, for shares of the series;

            (f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

            (g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

            (h) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

            (i) restrictions on the issuance of shares of the same series or of any other class or series; and

            (j) the voting rights, if any, of the holders of shares of the series.

            Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to this Certificate of Incorporation or any Preferred Stock Designation.

            The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK


            1. DESIGNATION AND AMOUNT. A series of Preferred Stock, with a par value of $.01 per share, is hereby created and shall be designated as "Series A Junior Participating Preferred

Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 2,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.


            2. DIVIDENDS AND DISTRIBUTIONS.

            2.1. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the second Monday of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            2.2. The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph 2.1 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common

Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

            2.3. Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

            3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

            3.1. Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            3.2. Except as otherwise provided herein, in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

            3.3. Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

            4. CERTAIN RESTRICTIONS.

            4.1. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in paragraph 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

            (a) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

            (b) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

            (d) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            4.2. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (c) of paragraph 4.1, purchase or otherwise acquire such shares at such time and in such manner.

            5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

            6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause
(i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            8. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

            9. RANK. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

            10. AMENDMENT. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The private property of the shareholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH: Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the

Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board. A director need not be a shareholder. The election of directors of the Corporation need not be by ballot unless the bylaws so require.

            The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 2004, another class shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 2005, and another class shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 2006. Members of each class shall hold office until their successors are duly elected and qualified. At each annual meeting of the shareholders of the Corporation, commencing with the 2004 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast for the election of directors at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

            Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the whole Board of Directors shall shorten the term of any incumbent director.

            Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding capital stock of the Corporation (the "Capital Stock") entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

            No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This paragraph shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. No repeal or modification of this paragraph, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the shareholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this paragraph, would accrue or arise prior to such repeal or modification.

EIGHTH: Unless otherwise determined by the Board of Directors, no holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any stock of any class which the Corporation may issue or sell, whether or not exchangeable for any stock of the Corporation of any class or classes and whether out of unissued shares authorized by the Certificate of Incorporation of the Corporation as originally filed or by any amendment thereof or out of shares of stock of the Corporation acquired by it after the issue thereof.

NINTH: In anticipation that the Corporation and Conexant Systems, Inc. ("Conexant") may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Conexant (including possible service of officers and directors of Conexant as officers and directors of the Corporation), the provisions of this Article Ninth are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Conexant and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith.

            Conexant shall have the right to, and shall have no duty to refrain from, engaging in the same or similar activities or lines of business as the Corporation, and neither Conexant nor any officer or director thereof (except as provided in the following paragraph) shall be liable to the Corporation or its shareholders for the breach of any fiduciary duty by reason of any such activities of Conexant. In the event that Conexant acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Conexant and the Corporation, Conexant shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that Conexant pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

            In the event that a director or officer of the Corporation who is also a director or officer of Conexant acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Conexant, such director or officer of the Corporation (i) shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its shareholders with respect to such corporate opportunity, (ii) shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that Conexant pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation, and (iv) shall be deemed not to have breached his or her duty of loyalty to the Corporation or its shareholders and not to have derived an improper benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

            (a) a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also an officer (whether or not a director) of Conexant shall belong to Conexant, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation;

            (b) a corporate opportunity offered to any person who is an officer (whether or not a director) of the Corporation and who is also a director but not an officer of Conexant shall belong to the Corporation, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of Conexant, in which case such opportunity shall belong to Conexant;

            (c) a corporate opportunity offered to any other person who is either an officer of both the Corporation and Conexant or a director of both the Corporation and Conexant shall belong to the Corporation if such opportunity is expressly offered to such person primarily in his or her capacity as an officer or director of the Corporation, and otherwise, such opportunity shall belong to Conexant; and

            (d) any corporate opportunity that belongs to Conexant or to the Corporation pursuant to the foregoing policy shall not be pursued by the other, or directed by the other to another person or entity, unless and until Conexant or the Corporation, as the case may be, determines not to pursue the opportunity and so informs the other party. Notwithstanding the foregoing sentence, if the party to whom the corporate opportunity belongs does not within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may then pursue such opportunity, or direct it to another person or entity.

            Any person purchasing or otherwise acquiring any interest in shares of the Capital Stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ninth.

            For purposes of this Article Ninth only: (i) the term "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (ii) the term "Conexant" shall mean Conexant and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation) in which Conexant beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

            Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal this Article Ninth or adopt any provision inconsistent with this Article Ninth. Neither the amendment or repeal of this Article Ninth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Ninth shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption.

TENTH: In anticipation that (i) Conexant will have continued contractual, corporate and business relations with the Corporation, and in anticipation that the Corporation and Conexant may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom and (ii) the Corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors, or one or more corporations, partnerships, associations or other organizations in which one or more of its directors have a financial interest (collectively, "Related Entities"), the provisions of this Article Tenth are set forth to regulate and define certain contractual relations of the Corporation as they may involve Conexant, Related Entities and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith. The provisions of this Article Tenth are in addition to, and not in limitation of, the provisions of the Delaware General Corporation Law and the other provisions of this Certificate of Incorporation. Any contract or business relation which does not comply with the procedures set forth in this Article Tenth shall not by reason thereof be deemed void or voidable or result in any breach of fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the provisions of this Certificate of Incorporation, the bylaws of the Corporation, the Delaware General Corporation Law and other applicable law.

            No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation and Conexant or between the Corporation and one or more of the directors or officers of the Corporation, Conexant or any Related Entities or between the Corporation and any Related Entity shall be void or voidable solely for the reason that Conexant, any Related Entity or any one or more of the officers or directors of the Corporation, Conexant or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof), or solely because his, her or their votes are counted for such purpose, and Conexant, any Related Entity and such directors and officers (1) shall have fully satisfied and fulfilled their fiduciary duties, if any, to the Corporation and its shareholders with respect thereto, (2) shall not be liable to the Corporation or its shareholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof), (3) shall be deemed to have acted in good faith and in a manner such persons reasonably believed to be in and not opposed to the best interests of the Corporation and (4) shall be deemed not to have breached their duties of loyalty, if any, to the Corporation and its shareholders and not to have derived an improper personal benefit therefrom, if:

            (a) the material facts as to the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) are disclosed or are known to the Board of Directors or the committee thereof which authorizes the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof), and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

            (b) the material facts as to the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) are disclosed or are known to the holders of Voting Stock entitled to vote thereon, and the contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof) is specifically approved in good faith by vote of the holders of a majority of the then outstanding Voting Stock not owned by Conexant, the Corporation, or a Related Entity, as the case may be; or

            (c) such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the shareholders of the Corporation.

ELEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of the Corporation, as the case may be, and also on the Corporation.

TWELFTH:

            1. AMENDMENT OF CERTIFICATE OF INCORPORATION. From time to time any of the provisions of the Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the statutes of the State of Delaware at the time in force may be added or inserted in the manner at the time prescribed by said statutes, and all rights at any time conferred upon the shareholders of the Corporation by its Certificate of Incorporation are granted subject to the provisions of this Article Twelfth. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal Article Seventh, this Article Twelfth or Article Fourteenth or adopt any provision inconsistent with any of the foregoing articles.

            2. BYLAWS. The Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or of the Certificate of Incorporation of the Corporation, subject to the power of the holders of the Capital Stock to amend or repeal the bylaws made by the Board of Directors; provided, that any such amendment or repeal by shareholders shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class.

THIRTEENTH: The shareholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article Thirteenth.

            1. HIGHER VOTE FOR BUSINESS COMBINATIONS. In addition to any affirmative vote required by law, this Certificate of Incorporation or the bylaws of the Corporation, and except as otherwise expressly provided in Section 2 of this Article Thirteenth, a Business Combination shall not be consummated without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

            2. WHEN HIGHER VOTE IS NOT REQUIRED. The provisions of Section 1 of this Article Thirteenth shall not be applicable to a Business Combination if the conditions specified in either of the following paragraphs A or B are met.

            A. APPROVAL BY CONTINUING DIRECTORS. The Business Combination shall have been approved by at least two-thirds of the Continuing Directors (as hereinafter defined), whether such approval is made prior to or subsequent to the date on which the Interested Shareholder (as hereinafter defined) became an Interested Shareholder (the "Determination Date").

            B. PRICE AND PROCEDURE REQUIREMENTS. Each of the seven conditions specified in the following subparagraphs (i) through (vii) shall have been met:

                  (i) The aggregate amount of the cash and the Fair Market Value
            (as hereinafter defined) as of the date of the consummation of the Business Combination (the "Consummation Date") of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be an amount at least equal to the higher amount determined under clauses (a) and (b) below (the requirements of this paragraph B(i) shall be applicable with respect to all shares of Common Stock outstanding, whether or not the Interested Shareholder has previously acquired any shares of the Common Stock):

                        (a) the highest per share price (including any brokerage
                  commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder for any shares of Common Stock acquired beneficially by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the base rate of interest of JPMorgan Chase Bank (or of such other major bank headquartered in New York City selected by at least two-thirds of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; and

                        (b) the Fair Market Value per share of Common Stock on
                  the Announcement Date or on the Determination Date, whichever is higher.

                  (ii) The aggregate amount of the cash and the Fair Market
            Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than the Common Stock, in such Business Combination shall be an amount at least equal to the highest amount determined under clauses (a), (b) and (c) below (the requirements of this paragraph B(ii) shall be applicable with respect to all shares of every class or series of outstanding Capital Stock, other than the Common Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series of Capital Stock):

                        (a) the highest per share price (including any brokerage
                  commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder for any shares of such class or series of Capital Stock acquired beneficially by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the base rate of interest of JPMorgan Chase Bank (or of such other major bank headquartered in New York City selected by at least two-thirds of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of such class or series of Capital Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of such class or series of Capital Stock; and

                        (b) the Fair Market Value per share of such class or
                  series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                        (c) the highest preferential amount per share to which
                  the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event.

                  (iii) The consideration to be received by holders of a
            particular class or series of outstanding Capital Stock (including Common Stock) shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Shareholder.

                  (iv) After such Interested Shareholder has become an
            Interested Shareholder and prior to the consummation of such Business Combination, such Interested Shareholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder's percentage beneficial ownership of any class or series of Capital Stock; and, except as approved by at least two-thirds of the Continuing
            Directors: (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (b) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock); and (c) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock.

                  (v) After such Interested Shareholder has become an Interested
            Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  (vi) A proxy or information statement describing the proposed
            Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by at least two-thirds of the Continuing Directors, the opinion of an investment banking firm selected for and on behalf of the Corporation by at least two-thirds of the Continuing Directors as to the fairness of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Shareholder and its Affiliates or Associates (each as hereinafter defined).

                  (vii) Such Interested Shareholder shall not have made any
            material change in the Corporation's business or equity capital structure without the approval of at least two-thirds of the Continuing Directors.

            Any Business Combination to which Section 1 of this Article Thirteenth shall not apply by reason of this Section 2 shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation, the bylaws of the Corporation or any agreement with any national securities exchange.

            3. CERTAIN DEFINITIONS. For the purposes of this Article Thirteenth:

            A. A "Business Combination" shall mean:

                  (i) any merger or consolidation of the Corporation or any
            Subsidiary (as hereinafter defined) with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder; or

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder having an aggregate Fair Market Value of $25,000,000 or more; or

                  (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

                  (iv) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

                  (v) any agreement, contract, arrangement or other
            understanding providing for any one or more of the actions specified in clauses (i) through (iv) above.

            B. A "person" shall mean any individual, firm, corporation or other entity and shall include any group composed of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

            C. "Interested Shareholder" shall mean any person (other than (i) the Corporation or any Subsidiary, (ii) Conexant and (iii) any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation, any Subsidiary or Conexant or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                  (i) is the beneficial owner of Voting Stock having 10% or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or

                  (ii) is an Affiliate or Associate of the Corporation and at
            any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock having 10% or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or

                  (iii) is an assignee of or has otherwise succeeded to any
            shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

            D. A person shall be a "beneficial owner" of any Capital Stock:

                  (i) which such person or any Affiliate or Associate of such person beneficially owns, directly or indirectly; or

                  (ii) which such person or any Affiliate or Associate of such person has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                  (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock.

            E. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph C of this Section 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed owned by the

      Interested Shareholder through application of paragraph D of this Section 3 but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.


            F. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on June 6, 2003 (the term "registrant" in such Rule 12b-2 meaning in this case the Corporation).


            G. "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph C of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

            H. "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed a Continuing Director by at least two-thirds of the Continuing Directors then members of the Board.

            I. "Fair Market Value" means: (i) in the case of cash, the amount of such cash; (ii) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the Nasdaq Stock Market, Inc. National Market System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by at least two-thirds of the Continuing Directors; and (iii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by at least two-thirds of the Continuing Directors.

            J. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of Section 2 of this Article Thirteenth shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

            4. POWERS OF CONTINUING DIRECTORS. Any determination as to compliance with this Article Thirteenth, including without limitation (A) whether a person is an Interested Shareholder, (B) the number of shares of Capital Stock or other securities beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the requirements of paragraph B of Section 2 have been met with respect to any Business Combination, and (E) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more shall be made only upon action by not less than two-thirds of the Continuing Directors of the Corporation; and the good faith determination of at least two-thirds of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article Thirteenth.

            5. NO EFFECT ON FIDUCIARY OBLIGATIONS. Nothing contained in this Article Thirteenth shall be construed to relieve the Board of Directors or any Interested Shareholder from any fiduciary obligation imposed by law.

            6. AMENDMENT, REPEAL, ETC. Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Thirteenth; provided, however, that the preceding provisions of this Section 6 shall not apply to any amendment to this Article Thirteenth, and such amendment shall require only such affirmative vote as is required by law and any other provisions of this Certificate of Incorporation or the bylaws of the Corporation, if such amendment shall have been approved by at least two-thirds of the members of the Board who are persons who would be eligible to serve as Continuing Directors.

FOURTEENTH: From and after the time of the distribution of the shares of Capital Stock of the Corporation to the holders of capital stock of Conexant, any action required or permitted to be taken by the shareholders shall be taken only at an annual or special meeting of such shareholders and not by consent in writing. Special meetings of the shareholders for any purpose or purposes shall be called only by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board.


                                       23